UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PALO ALTO NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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PALO ALTO NETWORKS, INC.

4401 GREAT AMERICA PARKWAY

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Thursday, December 8, 2016

Dear Stockholders of Palo Alto Networks, Inc.:

The 2016 annual meeting of stockholders and any postponements, adjournments or continuations thereof (the “Annual Meeting”) of Palo Alto Networks, Inc., a Delaware corporation, will be held on Thursday, December 8, 2016 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 4401 Great America Parkway, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class II directors to serve until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2017;

3.	To approve, on an advisory basis, the compensation of our named executive officers; and

4.	To transact any and all such other business that may properly come before the Annual Meeting.

Our board of directors has fixed the close of business on October 14, 2016 as the record date for the Annual Meeting. Only stockholders of record on October 14, 2016 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about October 24, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.proxyvote.com. All you have to do is enter the control number located on your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented.

We appreciate your continued support of Palo Alto Networks, Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Mark McLaughlin

Chairman and Chief Executive Officer

Santa Clara, California

October 24, 2016

PALO ALTO NETWORKS, INC.

PROXY STATEMENT

FOR 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Standard Time on Thursday, December 8, 2016

This proxy statement and your proxy card are furnished in connection with the solicitation of proxies by our board of directors for use in connection with the 2016 annual meeting of stockholders of Palo Alto Networks, Inc. (“Palo Alto Networks”), a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, December 8, 2016 at 10:00 a.m. Pacific Standard Time, at our headquarters, located at 4401 Great America Parkway, Santa Clara, California 95054. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about October 24, 2016 to all stockholders entitled to vote at the Annual Meeting. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of three Class II directors to serve until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2017;

•	a proposal to approve, on an advisory basis, the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Mark D. McLaughlin, Asheem Chandna and James J. Goetz as Class II directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2017; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on October 14, 2016 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, 91,209,982 shares of our common stock were outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the Record Date. Stockholders may not cumulate votes in the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy and present your legal proxy at the Annual Meeting. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

Can I attend the Annual Meeting?

•

You may attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of October 14, 2016. All stockholders must bring proof of identification, such as a driver’s license or passport, for admission to the Annual Meeting.

•	If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting.

•

If you are a street name stockholder, you will be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice or voting instruction card provided by the broker, bank or other nominee that is the stockholder of record, or other similar evidence of beneficial ownership, as well as proof of identification, for admission. If you wish to be able to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot at the Annual Meeting.

•

Registration will begin at 9:30 a.m. Pacific Standard Time on the date of the Annual Meeting. If you do not provide proof of identification and comply with the other procedures outlined above, you may not be admitted to the Annual Meeting.

•	Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

•	You may contact us at (408) 753-4000 for directions to the Annual Meeting.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Standard Time, on December 7, 2016 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so it is received prior to the Annual Meeting (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary of Palo Alto Networks, in writing, at the address listed on the front page of this proxy statement; or

•	completing a written ballot at the Annual Meeting although attendance at the Annual Meeting will not, by itself, revoke a proxy).

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When a proxy card is properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If a proxy card is signed, but no specific instructions are given, the shares represented by such proxy card will be voted in accordance with the recommendations of our board of directors, as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares subject to proxies. If the Annual Meeting is adjourned, the proxy holders can vote your shares subject to proxies when the Annual Meeting is rescheduled, unless you have properly revoked your proxy instructions, as described above.

Why did I receive the Notice instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about October 24, 2016 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

What is a quorum?

A quorum is the minimum number of shares required to be present for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote shares held in street name on a particular matter in the absence of instructions from the beneficial owner of such shares (“broker non-vote”). See the section titled “How may my broker, bank or other nominee vote my shares if I fail to timely provide instructions?” The shares of our common stock subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or a broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” such nominees are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

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Proposal No. 2: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending July 31, 2017 requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote “for,” “against,” or “abstain” with respect to this proposal. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Although the advisory vote is non-binding, our board of directors values stockholders’ opinions. The compensation committee will review the results of the vote and, consistent with our record of stockholder responsiveness, consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds your shares of our common stock. In addition to using the internet, our directors, officers and employees may solicit proxies in person and by mail, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We have retained Saratoga Proxy Consulting LLC to assist us in soliciting proxies for a fee of $15,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies.

How may my broker, bank or other nominee vote my shares if I fail to timely provide voting instructions?

Brokerage firms, banks or other nominees holding shares of our common stock in street name for beneficial owners are generally required to vote such shares in the manner directed by the beneficial owner. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP (Proposal No. 2). Your broker will not have discretion to vote on the following “non-routine” matters absent direction from you: the election of directors (Proposal No. 1) and the advisory vote on the compensation of our named executive officers (Proposal No. 3).

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Palo Alto Networks or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our board of directors.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice, and if applicable, our proxy materials, to multiple stockholders who share the same address unless we receive contrary instructions from one or more of the stockholders sharing the same address. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate copies of the Notice, or if applicable, our proxy materials. Upon written or oral request, we will deliver promptly separate copies of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice or, if applicable, our proxy materials, stockholders may contact us at the following: Palo Alto Networks, Inc., Attention: Investor Relations, 4401 Great America Parkway, Santa Clara, California 95054 or Tel: (408) 753-4000.

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than June 26, 2017. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Palo Alto Networks, Inc., Attention: Corporate Secretary, 4401 Great America Parkway, Santa Clara, California 95054.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business August 10, 2017; and

•	not later than the close of business on September 9, 2017.

In the event that we hold our 2017 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation and Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include, among other requirements, information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time periods described above under the section titled “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. Eight of our directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and SEC rules and regulations. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

The names and certain other information for each of the nominees for election as a director, for each of the continuing members of the board of directors are set forth below. All information is as of October 20, 2016.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Nominees
Mark D. McLaughlin	II	50	Chairman and Chief Executive Officer	2011	2016	2019
Asheem Chandna (2) (3)	II	52	Director	2005	2016	2019
James J. Goetz (2) (3)	II	50	Director	2005	2016	2019

Continuing Directors
Frank Calderoni (1)	III	52	Director	2016	2017	—
Carl Eschenbach (2) (3)	III	49	Director	2013	2017	—
Daniel J. Warmenhoven (2) (3) (4)	III	65	Director	2012	2017	—
John M. Donovan (1)	I	56	Director	2012	2018	—
Stanley J. Meresman (1)	I	69	Director	2014	2018	—
Nir Zuk	I	45	Director and Chief Technology Officer	2005	2018	—
Mary Pat McCarthy (1)	I	61	Director	2016	2018	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee
(4)	Lead Independent Director

Nominees for Director

Mark D. McLaughlin has served as our Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From July 2011 through August 2016, Mr. McLaughlin also served as our President. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services. From October 2013 to June 2016, Mr. McLaughlin served on the Board of OPower, Inc., a provider of cloud based software to the utility industry. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law. Mr. McLaughlin was selected to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer and his extensive background in the technology industry.

Asheem Chandna has served as a member of our board of directors since April 2005. Mr. Chandna has been a Partner at Greylock Partners, a venture capital firm, since September 2003, where he focuses on investments in enterprise IT, including security products. From April 2003 to June 2013, Mr. Chandna was a director of Imperva, Inc., a provider of cyber security solutions. From April 1996 to December 2002, Mr. Chandna was Vice President, Business Development and Product Management at Check Point Software. Mr. Chandna currently serves on the board of directors of a number of privately held companies. Mr. Chandna holds a B.S. in Electrical Engineering and an M.S. in Computer Engineering from Case Western Reserve University. Mr. Chandna was selected to serve on our board of directors because of his specific professional experience with Internet security products, his extensive background with enterprise IT companies, and his public and private company board experience.

James J. Goetz has served as a member of our board of directors since April 2005. Mr. Goetz has been a managing member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2005, where he focuses on cloud, mobile, and enterprise companies. Mr. Goetz currently serves on the board of directors of Nimble Storage, Inc., a data storage company, Barracuda Networks, Inc., a data security and storage company, and of a number of privately held companies. From 2007 until 2015 Mr. Goetz served on the Board of directors of Jive Software, Inc., a provider of social business software, and from 2012 until 2015 Mr. Goetz served on the board of directors of Ruckus Wireless, Inc., a manufacturer of wireless (Wi-Fi) networking equipment. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Mr. Goetz was selected to serve on our board of directors because of his deep experience with the venture capital industry and providing guidance and counsel to a wide variety of Internet and technology companies.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Messrs. McLaughlin, Chandna, and Goetz. We expect that each of Messrs. McLaughlin, Chandna, and Goetz will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your shares will not be voted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Continuing Directors

Frank Calderoni has served as a member of our board of directors since February 2016. Mr. Calderoni has served as Executive Vice President, Operations and Chief Financial Officer of Red Hat, Inc. since June 2015. From May 2004 to January 2015, Mr. Calderoni served in various positions at Cisco Systems, Inc., including as Executive Vice President and Chief Financial Officer. Mr. Calderoni currently serves on the boards of directors of Nimble Storage, Inc., a data storage company and Adobe Systems Incorporated, a global software company. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. from Pace University. Mr. Calderoni was selected to serve on our board of directors because of his extensive financial and accounting expertise from his current and prior experience as Chief Financial Officer of various public companies, a deep understanding of financial reporting rules and regulations as well as his extensive experience in the technology industry.

John M. Donovan has served as a member of our board of directors since September 2012. Mr. Donovan has worked at AT&T Inc., a provider of telecommunication services, since April 2008, first as Chief Technology Officer and currently as Chief Strategy Officer and Group President—AT&T Technology and Operations. From November 2006 to April 2008, Mr. Donovan was Executive Vice President of Product, Sales, Marketing and Operations at Verisign. From November 2000 to November 2006, Mr. Donovan served as Chairman and CEO of inCode Telecom Group Inc., a provider of strategy and consulting services to the telecommunications industry. Prior to joining inCode, Mr. Donovan was a Partner with Deloitte Consulting where he was the Americas industry practice director for telecommunications. Mr. Donovan holds a B.S. in Electrical Engineering from the University of Notre Dame and an M.B.A. from the University of Minnesota. Mr. Donovan was selected to serve on our board of directors because of his extensive experience in the telecommunications industry.

Carl Eschenbach has served as a member of our board of directors since May 2013. Mr. Eschenbach has been a general partner at Sequoia Capital Operations, LLC, a venture capital firm, since April of 2016, and continues to serve as a strategic advisor to VMware, Inc., a provider of cloud and virtualization software and services. Prior to joining Sequoia Capital Operations, LLC, Mr. Eschenbach served as Chief Operating Officer and Co-President of VMware, Inc. a role he held from December 2012 to February 2016. Mr. Eschenbach previously served as VMware’s President and Chief Operating Officer from April 2012 to December 2012, as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. Mr. Eschenbach also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach was selected to serve on our board of directors because of his extensive experience in the technology industry and his previous public company management experience.

Mary Pat McCarthy has served as a member of our board of directors since October 20, 2016. Ms. McCarthy, now retired, served as Vice Chair of KPMG LLP, the U.S. member firm of the global audit, tax and advisory services firm, until 2011 after attaining such position in 1998. She joined KPMG LLP in 1977 and became a partner in 1987. She held numerous senior leadership positions in the firm, including Executive Director of the KPMG Audit Committee Institute from 2008 to 2011, Leader of the KPMG Client Care Program from 2007 to 2008, U.S. Leader, Industries and Markets from 2005 to 2006, and Global Leader, Information, Communication and Entertainment Practice from 1998 to 2004. Ms. McCarthy also served on KPMG’s Management and Operations Committees. Ms. McCarthy earned a Bachelor of Science degree in Business Administration from Creighton University and completed the University of Pennsylvania Wharton School’s KPMG International Development Program. Ms. McCarthy serves as a director of Tesoro Corporation, a global petroleum refinery corporation and Mutual of Omaha, a mutual insurance and banking company. Ms. McCarthy was selected to serve on our board of directors due, in part, to her background as a member of the Audit Committee of each of Tesoro Corporation and Mutual of Omaha and her financial and accounting expertise from her prior extensive experience as the Vice Chair of KPMG LLP.

Stanley J. Meresman has served as a member of our board of directors since September 2014. Prior to that, Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January 2004 through December 2004, and served as General Partner and Chief Operating Officer from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc., a manufacturer of high-performance computing solutions. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor, a semiconductor company. Mr. Meresman currently serves on the board of directors, and audit chair of LinkedIn Corporation, a business-oriented social networking service, as well as a number of private companies. He previously served on the board of directors of Zynga Inc., Meru Networks, Riverbed Technology, Inc. and Polycom, Inc. Mr. Meresman holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley. Mr. Meresman was selected to serve on our board of directors due, in part, to his background as chair of the audit committee of other public companies and his financial and accounting expertise from his prior extensive experience as Chief Financial Officer of two public NYSE-listed companies.

Daniel J. Warmenhoven has served as the Lead Independent Director of our board of directors since March 2012. From October 1994 to August 2009, Mr. Warmenhoven was Chief Executive Officer at NetApp, Inc., a provider of computer storage and data management, and on their board of directors as Executive Chairman from August 2009 through September 2014. Mr. Warmenhoven previously served on the board of directors of Aruba Networks. Mr. Warmenhoven holds a B.S. degree in Electrical Engineering from Princeton University. Mr. Warmenhoven was selected to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper Networks, Inc., a supplier of network infrastructure products and services. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics. Mr. Zuk was selected to serve on our board of directors because of the perspective and experience he brings as one of our founders and as one of our largest stockholders, as well as his extensive experience with network security companies.

Director Independence

Our common stock is listed on the NYSE. Under the listing standards of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the NYSE. In order to be considered independent for purposes of Rule 10A-3, a member of a listed company’s audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE. In order for a member of a listed company’s compensation committee to be considered independent for purposes of the listing standards of the NYSE, the listed company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the listed company to such director; and (2) whether such director is affiliated with the listed company, a subsidiary of the listed company, or an affiliate of a subsidiary of the listed company.

Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that Ms. McCarthy and each of Messrs. Calderoni, Chandna, Donovan, Eschenbach, Goetz, Meresman and Warmenhoven do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our common stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Since the beginning of our last fiscal year through October 15, 2016, both directly and through our channel partners, we have sold an aggregate of approximately $49.5 million and $5.4 million of products and services to AT&T Inc. (“AT&T”) and VMware, Inc. (“VMware”), respectively, in arm’s length transactions. In addition, since the beginning of our last fiscal year through October 15, 2016, we have purchased an aggregate of approximately $228,272 and $1,152,244 of AT&T and VMware products and services, respectively, in arm’s length transactions.

We entered into these commercial dealings in the ordinary course of our business. In making the determinations as to which members of our board of directors are independent, our board of directors considered the fact that Mr. Donovan, one of our directors, is an executive officer of AT&T and that Mr. Eschenbach, one of our directors, was an executive officer of VMware until February 2016. In reviewing these relationships, our board of directors determined these relationships do not impede the ability of Mr. Donovan or Mr. Eschenbach to act independently on our behalf and on behalf of our stockholders.

Additionally, neither Mr. Donovan or Mr. Eschenbach take part in the discussion of transactions with AT&T or VMware, respectively, when such transactions are reviewed by the Board of Directors. Additionally, AT&T expects its 2016 capital expenditures to be in the $22 billion range. AT&T’s purchases of our products and services, which totaled $49.5 million, are not material to either us or AT&T. All transactions with AT&T and VMware are subject to our rigorous related party transactions review process and policy.

Leadership Structure

Mr. McLaughlin currently serves as both Chairman of our board of directors and as our Chief Executive Officer. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing our board of directors and management to benefit from Mr. McLaughlin’s leadership and years of experience as an executive in the technology industry. Serving on our board of directors and as Chief Executive Officer since August 2011, Mr. McLaughlin is best positioned to identify strategic priorities, lead critical discussion and execute our strategy and business plans. Mr. McLaughlin possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while our Chief Executive Officer brings company specific experience and expertise. Our board of directors believes that Mr. McLaughlin’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our corporate governance guidelines provide that one of our independent directors should serve as a Lead Independent Director at any time when our Chief Executive Officer serves as the Chairman of our board of directors or if our Chairman is not otherwise independent. Because our Chief Executive Officer, Mr. McLaughlin, is our Chairman, our board of directors has appointed Mr. Warmenhoven to serve as our Lead Independent Director. As our Lead Independent Director, Mr. Warmenhoven presides over periodic meetings of our independent directors, serves as a liaison between our Chairman and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

Board Effectiveness; Director Assessment; Board Education

It is important that our board of directors and its committees are performing effectively and in the best interest of Palo Alto Networks and its stockholders. Our board of directors performs an annual self-assessment, overseen by the nominating and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. Directors are sent questions by our outside legal counsel covering board of directors, committee, self and peer performance. Our outside legal counsel then interviews each director to obtain his assessment of the effectiveness of our board of directors and committees, as well as director performance and board of directors’ dynamics, summarizes these individual assessments for discussion with the board of directors and committees, and leads a discussion with the nominating and corporate governance committee and the board of directors. The board of directors then takes such further action as it deems appropriate. In addition, we encourage directors to participate in continuing education programs focused on our business and industry, committee roles and responsibilities, and legal and ethical responsibilities of directors.

Board Meetings and Committees

During our fiscal year ended July 31, 2016, the board of directors held seven meetings (including regularly scheduled and special meetings), and no director attended fewer than 75% of the total number of meetings of the board of directors and the committees of which he was a member.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Seven of our eight directors at the time attended our 2015 Annual Meeting of Stockholders, either telephonically or in person.

Our board of directors has an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. Directors serve on these committees until their resignation or until otherwise determined by our board of directors. All of the directors on the standing committees of our board of directors are independent, and each of these committees is led by a committee chairperson.

Audit Committee

Our audit committee consists of Ms. McCarthy and Messrs. Calderoni, Donovan, and Meresman, with Mr. Meresman serving as Chairman. In connection with her election to the board of directors on October 20, 2016, Ms. McCarthy became a member of our Audit Committee.

The composition of our audit committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of Ms. McCarthy and Messrs. Calderoni and Meresman are “audit committee financial experts” within the meaning of the rules and regulations of the SEC. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the performance and independence of our independent registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our independent registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•

reviewing and participating in the selection of our internal auditor and periodically reviewing the activities and reports of the internal audit function and any issues encountered in the course of the internal audit function’s work;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls, or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements, and our publicly filed reports;

•	reviewing and approving or ratifying any proposed related person transactions; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our audit committee is available on our website at http://investors.paloaltonetworks.com/. During our fiscal year ended July 31, 2016, our audit committee held seven meetings.

Compensation Committee

Our compensation committee consists of Messrs. Chandna, Eschenbach, Goetz, and Warmenhoven, with Mr. Chandna serving as Chairman. The composition of our compensation committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Each member of our compensation committee is also a “non-employee director,” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an “outside director,” as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee is responsible for, among other things:

•

reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation arrangements, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements, and any other benefits, compensation or arrangements;

•	administering our equity compensation plans;

•	overseeing our overall compensation philosophy and compensation plans; and

•	preparing the compensation committee report that the SEC requires to accompany the Compensation Discussion and Analysis contained in our annual proxy statement.

Our compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of our compensation committee is available on our website at http://investors.paloaltonetworks.com. During our fiscal year ended July 31, 2016, our compensation committee held six meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Chandna, Eschenbach, Goetz, and Warmenhoven, with Mr. Warmenhoven serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and the rules and regulations of the SEC. Our nominating and corporate governance committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization, and governance of our board of directors and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by our audit committee; and

•	oversees our annual board of director and committee self-assessment process.

Our nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable listing standards of the NYSE. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.paloaltonetworks.com/. During our fiscal year ended July 31, 2016, our nominating and corporate governance committee held five meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity (including gender and race), experience of particular relevance to us and the board of directors, independence, age, area of expertise, length of service, potential conflicts of interest and other commitments. These factors may be weighted differently depending on the individual being considered or the needs of the board of directors at the time.

Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and actively participate in all board of director and applicable committee meetings. Given the significant time commitment that board membership requires, the Board generally believes that no director should be a member of more than three public company boards. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our nominating and corporate governance committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Our board of directors should be a diverse body, with varying perspectives and experiences. Our nominating and corporate governance committee considers diversity (whether based on broader principles such as diversity of perspective, experiences, and expertise, as well as factors commonly associated with diversity such as gender, race or national origin) in connection with its evaluation of director candidates, including the evaluation and determination of whether to re-nominate incumbent directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. The nominating and corporate governance committee is committed to seeking out qualified and diverse director candidates, including women and individuals from minority groups, to include in the pool from which director candidates are chosen. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee including diversity. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also nominate persons for our board of directors. Any nomination must comply with the requirements set forth in our bylaws and recommendations should be sent in writing to our Corporate Secretary at Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to the board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our General Counsel or our Legal Department, at Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054. Our

General Counsel or our Legal Department, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Investor Information portion of our website at http://investors.paloaltonetworks.com/. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation programs and policies. Finally, our board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Succession Planning

The Board and management team recognize the importance of continually developing our talented employee base. Accordingly, our management team conducts an annual talent review of the current senior leadership positions. In addition, our CEO annually reviews a succession plan for the CEO position, using formal criteria to evaluate potential successors and also interim candidates in the event of an emergency situation. In conducting its evaluation, the Board considers organizational needs, competitive challenges, leadership/management potential and development, and emergency situations.

Director Stock Ownership Guidelines

Our board of directors believes that our directors and executive officers should hold a meaningful financial stake in the company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines on August 26, 2016. Under the guidelines, each non-employee director must own the lesser of (i) company stock with a value of three times the annual cash retainer for board service or (ii) 6,875 shares. Our non-employee directors are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such director’s appointment or election date as applicable.

See the section titled “Executive Compensation—Other Compensation Policies— Stock Ownership and Compensation Recovery Policies” for additional details on our executive ownership guidelines.

Director Compensation

In fiscal 2013, our nominating and corporate governance committee approved a policy for the compensation of the non-employee members of our board of directors (the “Director Compensation Policy”) to attract, retain, and reward these individuals and align their financial interests with those of our stockholders. Only non-employee directors who are not affiliated with investment funds that hold shares of our common stock are eligible for compensation under the Director Compensation Policy. The Director Compensation Policy was amended in September 2014, effective for fiscal 2015. There is no cash compensation paid under the Director Compensation Policy.

Initial Award. Under the Director Compensation Policy and prior to its recent amendment, when an eligible director initially joined our board of directors, the eligible director received an initial award of restricted stock units having a value between $750,000 to $1 million (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). The value of this initial award has been subsequently increased to $1 million effective the beginning of fiscal 2015. This initial award will vest as to one third of the shares covered by the restricted stock unit award on the first anniversary of the date the eligible director joined our board of directors, and the remaining shares will vest quarterly over the following two years, subject to the director’s continued service as of each such date.

Annual Award. Under the Director Compensation Policy and prior to its recent amendment, at each annual meeting of stockholders, each eligible director received an annual restricted stock unit award having a value equal to $200,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). The value of the annual award has been subsequently increased to $300,000 effective the beginning of fiscal 2015. In addition, at each annual meeting of stockholders, our Lead Independent Director will receive an additional annual restricted stock unit award having a value equal to $50,000 (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant). All annual awards, including the annual awards to the lead independent director, will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Committee Awards. At each annual meeting of stockholders, the chairpersons and members of the three standing committees of our board of directors will receive additional annual restricted stock unit awards for committee service having the following values (as determined based on the average closing price of our common stock on the NYSE during the 30 calendar days prior to the date of grant):

Board Committee	Chairperson Retainer ($)	Member Retainer ($)
Audit Committee	35,000	20,000
Compensation Committee	25,000	15,000
Nominating and Corporate Governance Committee	15,000	10,000

Any eligible director who serves as chairperson of a committee is not entitled to a member retainer for the same committee. The committee awards will vest quarterly over a period of one year, subject to the director’s continued service as of each such date.

Fiscal 2016 Director Compensation Table

The following table presents summary information regarding the compensation paid to our non-employee directors for our fiscal year ended July 31, 2016.

Director (1)	Stock Awards ($)(2)	Total($)
Frank Calderoni (3)	1,091,823	1,091,823
Asheem Chandna (4)	346,006	346,006
John M. Donovan (5)	330,649	330,649
Carl Eschenbach (6)	330,649	330,649
James J. Goetz (7)	—	—
Stanley J. Meresman (8)	346,191	346,191
Daniel J. Warmenhoven (9)	392,449	392,449

(1)	Ms. McCarthy was elected to our board of directors in fiscal 2017 on October 20, 2016. Accordingly, she did not earn any compensation in fiscal 2016.
(2)	The amounts reported in this column represent the aggregate grant date fair value of these restricted stock units (“RSUs”) as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended July 31, 2016, filed with the SEC on September 8, 2016. These amounts do not necessarily correspond to the actual value that may be recognized by the director upon the vesting of such awards.
(3)	As of July 31, 2016, Mr. Calderoni held 7,011 RSUs.
(4)	As of July 31, 2016, Mr. Chandna held 934 RSUs.
(5)	As of July 31, 2016, Mr. Donovan held 893 RSUs.
(6)	As of July 31, 2016, Mr. Eschenbach held 893 RSUs.
(7)	Mr. Goetz receives no compensation under the Director Compensation Policy.
(8)	As of July 31, 2016, Mr. Meresman held 5,648 RSUs.
(9)	As of July 31, 2016, Mr. Warmenhoven held an outstanding option to purchase a total of 19,500 shares of our common stock and 1,061 RSUs.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our financial statements for our fiscal year ending July 31, 2017. During our fiscal year ended July 31, 2016, EY served as our independent registered public accounting firm.

Notwithstanding the selection of EY and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of Palo Alto Networks and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for our fiscal year ending July 31, 2017. Our audit committee is submitting the selection of EY to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of EY will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of EY, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by EY for our fiscal years ended July 31, 2015 and 2016.

	2015	2016
Audit Fees (1)	$2,446,450	$3,039,554
Audit-Related Fees (2)	578,275	475,278
Tax Fees (3)	654,168	341,322
	$3,678,893	$3,856,154

(1)	Audit fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, and review of our quarterly consolidated financial statements presented in our Quarterly Reports on Form 10-Q. These fees also include professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.
(2)	Audit-Related fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.
(3)	Tax Fees consist of fees for professional services for tax compliance and tax planning. These services include assistance regarding federal, state and international tax compliance.

Auditor Independence

In our fiscal year ended July 31, 2016, there were no other professional services provided by EY that would have required our audit committee to consider their compatibility with maintaining the independence of EY.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board (the “PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our audit committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our audit committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and our audit committee requires our independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by our audit committee before our independent registered public accounting firm is engaged. Any proposed services exceeding these levels or amounts require specific pre-approval by our audit committee. All fees paid to EY for our fiscal year ended July 31, 2016, were pre-approved by our audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of the NYSE and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the Investor Information portion of our web site at www.paloaltonetworks.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. Our independent registered public accounting firm, Ernst & Young LLP (“EY”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and EY;

•

discussed with EY the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with EY its independence.

Based on the audit committee’s review and discussions with management and EY, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Stanley J. Meresman (Chair)

Frank Calderoni

John M. Donovan

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in accordance with the rules and regulations of the SEC in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore is not binding on us, our compensation committee or our board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns and our compensation committee will evaluate whether any actions are necessary to address those concerns.

We believe that the information we have provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation—Compensation Discussion and Analysis,” demonstrates that our executive compensation program has been designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that Palo Alto Networks, Inc.’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Palo Alto Networks, Inc.’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules and regulations of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of October 24, 2016. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position(s)
Mark D. McLaughlin	50	Chief Executive Officer and Chairman
Steffan C. Tomlinson	44	Chief Financial Officer
Nir Zuk	45	Chief Technology Officer and Director
René Bonvanie	55	Chief Marketing Officer
Mark F. Anderson	54	President

Mark D. McLaughlin has served as our Chief Executive Officer and as a member of our board of directors since August 2011, and as the Chairman of our board of directors since April 2012. From July 2011 through August 2016, Mr. McLaughlin also served as our President. From August 2009 through July 2011, Mr. McLaughlin served as President and Chief Executive Officer and as a director at VeriSign, Inc., a provider of Internet infrastructure services, and from January 2009 to August 2009, Mr. McLaughlin served as President and Chief Operating Officer at VeriSign. From February 2000 through November 2007, Mr. McLaughlin served in several roles at VeriSign, including as Executive Vice President, Products and Marketing. Prior to joining VeriSign, Mr. McLaughlin was Vice President, Sales and Business Development at Signio Inc., an Internet payments company acquired by VeriSign in February 2000. In January 2011, President Barack Obama appointed Mr. McLaughlin to serve on the President’s National Security Telecommunications Advisory Committee. Mr. McLaughlin currently serves on the board of directors of Qualcomm, Inc., a global semiconductor company that designs and markets wireless telecommunications products and services. From October 2013 to June 2016, Mr. McLaughlin served on the board of director of OPower, Inc., a provider of cloud based software to the utility industry. Mr. McLaughlin holds a B.S. from the U.S. Military Academy at West Point and a J.D. from Seattle University School of Law.

Steffan C. Tomlinson has served as our Chief Financial Officer since February 2012. From September 2011 to January 2012, Mr. Tomlinson was Chief Financial Officer at Arista Networks, Inc., a provider of cloud networking solutions. From April 2011 to September 2011, Mr. Tomlinson was a Partner and Chief Administrative Officer at Silver Lake Kraftwerk, a private investment firm. From September 2005 to March 2011, Mr. Tomlinson was Chief Financial Officer of Aruba Networks, Inc., a provider of intelligent wireless LAN switching systems. From 2000 until its acquisition by Juniper Networks, Inc., a supplier of network infrastructure products and services, in 2005, Mr. Tomlinson served in several roles, including Chief Financial Officer, at Peribit Networks, Inc., a provider of WAN optimization technology. Mr. Tomlinson holds an M.B.A. from Santa Clara University and a B.A. in Sociology from Trinity College.

Nir Zuk is one of our founders and has served as our Chief Technology Officer and as a member of our board of directors since March 2005. From April 2004 to March 2005, Mr. Zuk was Chief Security Technologist at Juniper. From September 2002 until its acquisition by Juniper in April 2004, Mr. Zuk was Chief Technology Officer at NetScreen Technologies, Inc., a provider of ASIC-based Internet security systems. In December 1999, Mr. Zuk co-founded OneSecure, Inc., a provider of prevention and detection appliances, and was Chief Technical Officer until its acquisition by NetScreen in September 2002. From 1994 to 1999, Mr. Zuk served in several technical roles, including Principal Engineer at Check Point Software Technologies Ltd., an enterprise software security company. Mr. Zuk attended Tel Aviv University where he studied Mathematics.

René Bonvanie has served as our Chief Marketing Officer since November 2011 and was our Vice President, Worldwide Marketing from September 2009 to November 2011. From June 2007 to August 2009, Mr. Bonvanie was Senior Vice President of Marketing, SaaS and Information Technology at Serena Software, Inc., a developer of information technology software. From January 2007 to June 2007, Mr. Bonvanie was Senior Vice President and General Manager at salesforce.com, inc., a global enterprise software company. From March

2006 to January 2007, Mr. Bonvanie was Senior Vice President of Global Marketing at SAP AG. Mr. Bonvanie holds a B.A. in Economics from Vrije Universiteit Amsterdam.

Mark F. Anderson has served as our President since August 2016. Most recently Mr. Anderson served as the Company’s Executive Vice President, Worldwide Field Operations, a position he held from May 2016 through August 2016. From June 2012 when he joined the Company until May 2016, Mr. Anderson served as our Senior Vice President, Worldwide Field Operations. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, an IT infrastructure company. From March 2003 to September 2004, Mr. Anderson served as Executive Vice President of North American Sales at Lucent Technologies, a telecommunications equipment and services company. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto, Canada.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our Named Executive Officers, or NEOs, for fiscal 2016 are:

•	Mark D. McLaughlin, our Chief Executive Officer, or CEO;

•	Steffan C. Tomlinson, our Executive Vice President, Chief Financial Officer;

•	Nir Zuk, our Executive Vice President, Chief Technology Officer;

•	René Bonvanie, our Executive Vice President, Chief Marketing Officer; and

•	Mark F. Anderson, our Executive Vice President, Worldwide Field Operations.

At the beginning of fiscal 2017, Mr. Anderson was promoted to President.

Executive Summary

Our goal is to align our executive pay with the success of our business. We do this by providing short-term cash incentive compensation tied to successful achievement of our short-term annual operating goals and by granting long-term equity awards that are intended to deliver increasing value as our stock price increases. Since our initial public offering, or IPO, in 2012, we continue to update our executive compensation program to match the maturity, size, scale and growth of our business. We operate in a highly competitive and rapidly evolving market, and our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders. The market for skilled management and personnel in the security industry is fiercely competitive.

This executive summary provides an overview of:

(1)	our fiscal 2016 business performance,

(2)	highlights of our fiscal 2016 executive compensation practices,

(3)	an overview of our fiscal 2016 compensation program, and

(4)	our recent compensation decisions for fiscal 2017.

Fiscal 2016 Business Highlights

Our executive compensation program is designed to align the compensation of our executive officers with our operating and financial performance and create value for our stockholders. Our executive compensation decisions should be viewed in the context of our financial and operational performance during fiscal 2016, as shown below:

Dollars in millions	Fiscal 2015	Fiscal 2016	Change
Total Revenue	$928.1	$1,378.5	49%
Net Cash provided by Operating Activities	$350.3	$658.1	88%
Total Deferred Revenue	$713.7	$1,240.8	74%
Billings	$1,219.1	$1,905.6	56%
Approximate Number of Customers	26,000	34,000	31%

Although net cash provided by operating activities, deferred revenue, billings and number of customers are not measures that were used to determine awards under our incentive compensation plan, we believe that these results are important because our financial and operating performance are useful indicators for our compensation committee as it considers pay matters. Billings is a key financial metric and the calculation of billings to revenue is set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section on page 38 and 39 of our Annual Report on Form 10-K filed with the SEC on September 8, 2016.

Strong Revenue Growth (in millions)

Executive Compensation Practices

Our executive compensation program is designed to be heavily weighted towards compensating our executive officers based on company performance. To that end, we have implemented executive compensation policies and practices that reinforce our pay for performance philosophy and align with sound governance principles. The following summarizes these policies and practices:

What we do:

•	Performance-based cash incentive compensation that is at-risk

•	100% independent directors on our compensation committee

•	Independent compensation consultant directly engaged by and reporting to our compensation committee

•	Annual review and approval of our compensation strategy

•	Performance-based equity incentives (new in fiscal 2017)

•	Meaningful stock ownership guidelines for executive officers and directors (new in fiscal 2017)

•	Four-year equity award vesting periods for fiscal 2017 grants (new in fiscal 2017)

What we don’t do:

•	No “single trigger” change of control payments or benefits

•	No post-termination retirement- or pension-type benefits for our executive officers that are not available to our employees generally

•	No tax gross-ups for change of control payments or benefits

•	No hedging or pledging shares

Our compensation committee considers a number of factors in making decisions about our executive compensation program, including the growth and scale of the company, recent performance against financial targets, a measured analysis of our compensation peer group practices, and advice from the committee’s external compensation consultant. The compensation committee also considers the results of each annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program. We reached out, before our 2015 Annual Meeting of Stockholders, to our top institutional and other stockholders to discuss their views about our executive compensation policies and practices as well as other matters. Although we received stockholder support for our Say-on-Pay proposals in 2013 and 2014, we received less than majority stockholder support for our 2015 Say-on-Pay proposal.

As has been the compensation committee’s normal cadence for compensation decisions, in the first quarter of fiscal 2016, the compensation committee reviewed and approved the key elements of our fiscal 2016 executive compensation program. These decisions were made prior to receiving our 2015 Say-on-Pay voting results, and we continued our executive compensation practices that were substantially similar to those that had received Say-on-Pay majority stockholder support in 2013 and 2014. Therefore, the feedback received from our stockholder engagement efforts in connection with the 2015 Say-on-Pay proposal were not factors considered in our fiscal 2016 compensation decisions. However, the compensation committee considered these voting results and the stockholder feedback among a number of data points in making executive compensations decisions for fiscal 2017. See the section titled “Discussion of our Fiscal 2016 Executive Compensation Program—Fiscal 2017 Executive Compensation Program Changes and Decisions.”

Fiscal 2016 Compensation Highlights

The key executive compensation decisions in fiscal 2016 were as follows:

•

In mid-fiscal 2015 our compensation committee approved a revised compensation peer group of comparable companies for fiscal 2016 to ensure that our executive compensation decisions for fiscal 2016 were positioned to be competitive with comparable peers in the market.

•

Our compensation committee revised our base salary and incentive compensation targets so that total target cash compensation opportunities of our Named Executive Officers would generally be within the 60th to the 75th percentile of our fiscal 2016 compensation peer group, although our compensation committee was not strictly bound by this target.

•

Our compensation committee selected revenue as the corporate financial measure for our Fiscal 2016 Incentive Compensation Plan because we are currently a high growth company and revenue is a key metric during this stage of our growth. Additionally, this financial metric enables us to evaluate the effectiveness of our sales and marketing efforts, and revenue is a key element of our annual operating plan in which successful execution results in value creation for our stockholders. We measure performance in our Fiscal 2016 Incentive Compensation Plan quarterly, but make payments semi-annually.

•

In light of strong performance in the first half of fiscal 2016, our compensation committee approved a first half semi-annual payment under our Fiscal 2016 Incentive Compensation Plan at 100% of target for the first fiscal quarter and 99.9% of target for the second fiscal quarter.

•

In the second half of fiscal 2016, our total revenue increased by $228.5 million compared to the second half of fiscal 2015. However, this result did not meet the significant stretch targets we set at the beginning of fiscal 2016. Because we did not achieve our desired revenue goals in the second half of fiscal 2016, we did not pay our Named Executives Officers under our Fiscal 2016 Incentive Compensation Plan. This is consistent with our “pay for performance” philosophy and demonstrates that our incentive compensation is truly “at risk.”

•

For our Named Executive Officers other than our CEO, our compensation committee granted relatively large equity awards for retention purposes because these Named Executive Officers were almost fully vested in their pre-IPO grants. For certain of our Named Executive Officers, these retention grants had vesting heavily weighted towards the latter portion of the service period to promote retention through the entire service period.

Our compensation committee granted our CEO an equity award that was in line with comparable chief executive officer equity grants at the 50th percentile of our fiscal 2016 compensation peer group.

DISCUSSION OF OUR FISCAL 2016 EXECUTIVE COMPENSATION PROGRAM

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each component of our executive compensation program. In addition, we explain how and why our compensation committee arrived at the specific compensation policies and decisions involving our executive officers for fiscal 2016.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To successfully grow our business in this dynamic environment, we must continually develop and refine our products and services to stay ahead of our end-customers’ needs and challenges. To achieve these objectives, we need a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.

We compete with other companies in our industry and other technology companies in the San Francisco Bay Area to attract and retain a skilled management team. To attract and retain qualified executive candidates, our compensation committee recognizes that it needs to develop competitive compensation packages to meet this challenge, we have embraced a compensation philosophy of offering our NEOs a competitive total compensation program, which we view as the sum of base salary, cash performance-based incentives, equity compensation and employee benefits, each of which recognizes and rewards individual performance and contributions to our success, allowing us to attract, retain, and motivate talented executive officers with the skills and abilities needed to drive our desired business results. The specific objectives of our executive compensation program are to:

•	reward the successful achievement of our financial growth objectives;

•	drive the development of a successful and profitable business;

•	attract, motivate, reward, and retain highly qualified executive officers who are important to our success;

•

recognize strong performers by offering cash performance-based incentive compensation and equity awards that have the potential to reward individual achievement as well as contributions to our overall success; and

•	create value for our stockholders.

Compensation Program Design

Our executive compensation program for fiscal 2016, reflected our stage of development as a growing publicly-traded company which is gaining market share and growing, at scale, faster than the competition and the rate of the market. Accordingly, the compensation of our NEOs consisted of base salary, a cash incentive compensation opportunity, equity compensation in the form of full value stock-based awards, and certain employee health and welfare benefits.

We offer cash compensation in the form of base salaries and cash incentive compensation opportunities (with semi-annual payouts). Typically, we have structured our cash incentive compensation opportunities to focus on the achievement of specific short-term financial and operational objectives that will further our longer-term growth objectives.

Additionally, equity awards for shares of our common stock serve as a key component of our executive compensation program. Currently, we grant full value awards, or awards without a purchase price including restricted stock unit awards and restricted stock awards, to provide appropriate levels of compensation, to ensure that the recipient receives value for the shares regardless of fluctuations in the market price of our common stock, and to promote stockholder value creation (the value of a recipient’s shares increases only as stockholder value increases). In the future, we may introduce other forms of equity awards, as we deem appropriate, that further our objective of providing long-term incentives to our NEOs while promoting stockholder value creation.

Finally, we offer our executive officers standard health and welfare benefits that are generally available to our other employees, including medical, dental, vision, life insurance and 401(k) plans.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation or between cash and non-cash compensation, although we use competitive market data to develop a general framework for establishing the appropriate pay mix. Within this overall framework, our compensation committee reviews each component of executive compensation separately and also takes into consideration the value of each NEO’s compensation package as a whole and its relative value in comparison to our other NEOs.

Our compensation committee evaluates our compensation philosophy and executive compensation program as circumstances require, and reviews executive compensation annually. As part of this review, we expect that our compensation committee will apply our philosophy and the objectives outlined above, together with consideration for the levels of compensation that we would be willing to pay to ensure that our executive compensation remains competitive and that we meet our retention objectives, as well as the cost to us if we were required to find a replacement for a key executive officer.

Compensation-Setting Process

Role of our Compensation Committee

Compensation decisions for our NEOs are made by our compensation committee. Currently, our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements, plans, policies, and practices for our NEOs and overseeing and administering our cash-based and equity-based compensation plans.

Near the beginning of each fiscal year, our compensation committee, after consulting with our management team and its compensation consultant, makes decisions with respect to any base salary adjustment, and establishes the corporate performance objectives and target annual cash incentive compensation opportunities and equity awards for our executive officers, including our NEOs, for the upcoming fiscal year. With respect to our cash incentive compensation plan, our compensation committee determines the applicable goals for each corporate performance objective used for each applicable quarterly performance measurement period.

Our compensation committee reviews our executive compensation program from time to time, including any incentive compensation plans, to determine whether they are appropriate, properly coordinated, and achieve their intended purposes, and to make any modifications to existing plans and arrangements or to adopt new plans or arrangements.

Role of Management

In carrying out its responsibilities, our compensation committee works with members of our management team, including our CEO and our Senior Vice President of Human Resources. Typically, our management team (together with our compensation committee’s compensation consultant) assists our compensation committee in the execution of its responsibilities by providing information on corporate and individual performance, market data, and management’s perspective and recommendations on compensation matters.

Typically, except with respect to his own compensation, our CEO will make recommendations to our compensation committee regarding compensation matters, including the compensation of our executive officers. Our CEO also participates in meetings of our compensation committee, except with respect to discussions involving his own compensation in which case he leaves the meeting.

While our compensation committee solicits the recommendations and proposals of our CEO with respect to compensation-related matters, these recommendations and proposals are only one factor in our compensation committee’s decision-making process.

Role of Compensation Consultant

Our compensation committee is authorized to retain the services of one or more executive compensation advisors from time to time, as it sees fit, in connection with carrying out its duties.

In fiscal 2016, our compensation committee continued to engage Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist us in executing our executive compensation strategy and guiding principles, assessing the current target total direct compensation opportunities of our executive officers, including comparing them against competitive market practices, developing a compensation peer group and advising on potential executive compensation decisions for fiscal 2016.

Compensia does not provide any services to us other than the services provided to our compensation committee. Our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the NYSE, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for our compensation committee.

Use of Competitive Data

To assess the competitiveness of our executive compensation program and to assist in setting compensation levels, we refer to industry surveys, including the Radford High-Technology Executive Compensation Survey. In addition, during fiscal 2016, Compensia conducted an analysis of market data on the compensation peer group as approved by our compensation committee.

Competitive Positioning

In fiscal 2016, our compensation committee continued to compare and analyze our executive compensation with that of a formal compensation peer group of companies.

In the context of our annual executive compensation review, with assistance from Compensia and input from management, our compensation committee approved a peer group of publicly-traded technology companies, which met some or all of the following criteria: (i) operated in the software, hardware and/or networking industries (focused on software security, to the extent available), (ii) annual revenue approximately between $300 million and $1.3 billion; (iii) revenue growth greater than 20%; (iv) a market capitalization between approximately $2.5 billion and $30.7 billion; and (v) a market capitalization as a multiple of annual revenue that was greater than three. As a result of the application of these criteria, we removed Concur Technologies, which was acquired, and Riverbed Technologies, which was taken private, from our fiscal 2015 compensation peer group. In addition, we added Arista Networks and Tableau Software, which satisfied the above described criteria.

The following publicly-traded companies made up our compensation peer group for the compensatory decisions made during fiscal 2016:

Aruba Networks, Inc. Arista Networks Inc. Aspen Technology, Inc. F5 Networks Inc. FireEye, Inc.	Fortinet Inc. Informatica NetSuite Inc. Qlik Technologies Inc. ServiceNow, Inc.	SolarWinds Inc. Tableau Software, Inc. Splunk Inc. Ubiquiti Networks, Inc. Workday, Inc.

Compensia provided an analysis of data for executive holding positions comparable to the positions of our executives from the companies in our compensation peer group at the 75th, 60th, 50th and 25th percentiles. Our overall objective was for total cash compensation (i.e., base salary and incentive compensation) for our executives, including our NEOs, to be at or around the 60th to the 75th percentile for comparable executives at our compensation peer group companies. Our compensation committee was not strictly bound by this target and had discretion to vary from the 60th to the 75th percentile where our compensation committee deemed it appropriate for business reasons.

Based on Compensia’s review, in most cases, prior to pay adjustments in the fiscal year our NEOs were at or around the 60th percentile of our compensation peer group with respect to total cash compensation during fiscal 2015. The cash compensation adjustments for fiscal 2016, as described in more detail below, were generally intended so that each NEO would be at or around the 60th to the 75th percentile in terms of cash compensation.

Our compensation committee did not formally set a target for equity compensation within our compensation peer group, as our compensation committee’s philosophy with respect to equity compensation was to ensure that our executives had sufficient unvested long-term equity incentives to incentivize them to continue to remain employed with us and create value for our stockholders. As is noted below, our NEOs other than our CEO were becoming fully vested in their pre-IPO equity awards. Therefore, our compensation committee determined that significant grants to certain of our NEOs with vesting heavily weighted towards the latter portion of the service period were important for retention purposes. Our compensation committee believes that targeting our overall executive compensation in this manner allows us to stay competitive with our rivals in attracting and retaining executive talent.

Fiscal 2016 Executive Compensation Program Components

The following describes each component of our executive compensation program, the rationale for each, and how the compensation amounts and awards were determined for fiscal 2016.

Base Salary.

Base salary is the primary fixed component of our executive compensation program. We use base salary to compensate our NEOs for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. Historically, to obtain the skills and experience that we believe are necessary to lead our growth, some of our NEOs have been hired from larger organizations. The initial base salaries of these lateral hires were generally established through arm’s-length negotiations at the time each NEO was hired, taking into account his qualifications, experience, prior salary level, and the base salaries of our other NEOs.

Our compensation committee reviews the base salaries of each NEO annually and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a NEO’s performance, contributions, responsibilities, experience, current salary level, position (in the case of a promotion), and market conditions.

In November 2015, in connection with its review of our executive compensation program, our compensation committee approved adjustments to the base salary of our NEOs to be effective November 1, 2015, as set forth in the table below. Based on Compensia’s review, the then-current base salary level for each NEO (other than Mr. Anderson) was generally at or below the 60th percentile for the comparable executive in our compensation peer group. In order to move target total cash compensation towards the 60th to the 75th percentile for target total cash compensation opportunity within our compensation peer group, our compensation committee approved base salary increases for each NEO as described in the table below.

Named Executive Officer	Base Salary at End of Fiscal 2015 ($)	Base Salary Effective November 1, 2015 ($)	Percentage Increase
Mr. McLaughlin	500,000	600,000	20%
Mr. Tomlinson	375,000	400,000	6.7%
Mr. Zuk	350,000	400,000	7.1%
Mr. Bonvanie	300,000	350,000	16.7%
Mr. Anderson	675,000	700,000	3.7%

Mr. McLaughlin’s base salary for fiscal 2015 was at the 60th percentile of our compensation peer group. However, his target incentive compensation opportunity was below the 60th percentile. Our compensation committee increased his base salary which (together with the commensurate increase in target incentive compensation opportunity measured as a percentage of base salary) put his total target cash compensation at or around the 75th percentile consistent with our compensation approach for our other NEOs, with the exception of Mr. Anderson as described below.

Unlike our other NEOs, Mr. Anderson’s base salary compensation is at the upper end of our peer group as a result of the initial arm’s length negotiation to hire him. We offered this level of salary to attract a sales executive of Mr. Anderson’s caliber, which is more typical of salaries of executives of larger more-established companies. Our compensation committee provided Mr. Anderson with a modest raise in base salary consistent with raises provided as a result of the compensation review to executives generally.

The total base salaries of our NEOs paid for fiscal 2016, are set forth in the “Fiscal 2016 Summary Compensation Table” below.

Short-Term Incentive Compensation

We use cash incentive compensation to motivate our executive officers, including our NEOs, to achieve our annual financial and operational objectives, while making progress towards our longer-term strategic and growth goals. Typically, near the beginning of each fiscal year, our compensation committee adopts an incentive compensation plan for that fiscal year, which identifies the plan participants and establishes the target cash incentive opportunity for each participant, the performance measures to be used to determine whether to make payouts for the fiscal year and the associated target levels for each measure, and the potential payouts based on actual performance for the fiscal year. Typically, cash incentive payouts have been determined after the end of the applicable performance period based on our performance against one or more financial and operational performance objectives for the performance period as set forth in our annual operating plan.

Fiscal 2016 Incentive Compensation Plan. In November 2015, our compensation committee adopted and approved a sub-plan under our omnibus Employee Incentive Compensation Plan for fiscal 2016 (the “Fiscal 2016 Incentive Compensation Plan”). The Fiscal 2016 Incentive Compensation Plan provides for potential performance-based incentive payouts to all employees not paid commissions, including our NEOs. The Fiscal 2016 Incentive Compensation Plan provided opportunities for cash incentive compensation payouts based on our actual achievement of pre-established corporate financial objectives as set forth in our annual operating plan. The target levels for the financial objectives in our annual operating plan were set at levels determined to be challenging and requiring substantial skill and effort on the part of senior management. The Fiscal 2016 Incentive Compensation Plan included quarterly performance periods with semi-annual payouts, including a potential accelerator and discretionary over-performance pool payable at the end of the year.

Target Annual Incentive Compensation Opportunities. In November 2015, in connection with its review of our fiscal 2016 executive compensation program, our compensation committee approved adjustments to the target annual incentive compensation opportunities of our NEOs to be effective November 1, 2015, as set forth in the table below. For our NEOs other than Mr. Anderson, the target incentive compensation opportunity as a percentage of base salary did not change, but the target incentive compensation opportunity increased because of the base salary increase. Prior to the adjustment, the total cash compensation opportunity (i.e., base salary plus target annual incentive compensation opportunity) for each NEO were generally at or below the 50th percentile for our compensation peer group with respect to total cash compensation. The cash compensation adjustments were generally intended so that each NEO would be at or around the 60th to the 75th percentile of our compensation peer group in terms of his target total cash compensation opportunity. For clarity, the adjustments approved in November 2015 were effective as of the second quarter of fiscal 2016 and the target annual incentive compensation opportunities for the first quarter of fiscal 2016 were the same as those at the end of fiscal 2015. The target annual cash incentive compensation opportunities established under the Fiscal 2016 Incentive Compensation Plan for our NEOs were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity (as a % of base salary) at end of Fiscal 2015	Target Annual Incentive Compensation Opportunity (as a % of base salary) effective as of 2nd quarter Fiscal 2016	Fiscal 2016 Target Annual Incentive Compensation Opportunity ($)*
Mr. McLaughlin	110%	110%	632,500
Mr. Tomlinson	60%	60%	236,250
Mr. Zuk	50%	50%	193,750
Mr. Bonvanie	50%	50%	168,750
Mr. Anderson**	59%	60%	415,000

*	The aggregate target annual incentive compensation opportunity for fiscal 2016, was determined with the first quarter target calculated based on the incentive target prior to the November 2015 adjustment, and the remaining three quarters calculated based on the incentive target adjustments approved in November 2015.
**	Mr. Anderson’s target annual incentive compensation opportunity for fiscal 2015 was determined as a fixed dollar amount of $400,000. For comparison purposes to our other NEOs, Mr. Anderson’s fiscal 2015 target opportunity is listed in the table above as a percentage of base salary. For fiscal 2016, his target annual incentive compensation opportunity was determined as a percentage of his base salary, consistent with our other NEOs.

Corporate Performance Measure. For purposes of funding the Fiscal 2016 Incentive Compensation Plan, our compensation committee selected revenue as the corporate performance measure because we are currently a high growth company and revenue is a key metric during this stage of our growth and enhances long-term value creation for our stockholders. For purposes of the Fiscal 2016 Incentive Compensation Plan, “revenue” was defined as GAAP revenue as reflected in our quarterly and annual financial statements, consistent with our annual operating plan. In the first and second quarter of fiscal 2016, we achieved revenue of $297.2 million and $334.7 million, respectively, which was approximately 100.8% and 99.93% of the applicable target for each quarter in our Fiscal 2016 Incentive Compensation Plan. Our quarterly targets under the Fiscal 2016 Incentive Compensation Plan scaled from the annual target in a non-linear manner with the revenue target for each quarter increasing as the fiscal year progressed.

Pay for Performance. Our NEOs were eligible for semi-annual incentive compensation payouts only to the extent, and in the amount, that we met or exceeded 85% of the applicable quarter’s revenue target for fiscal 2016, as set forth in the Fiscal 2016 Incentive Compensation Plan. If 85% achievement occurred, then each NEO would receive 60% of his quarterly target annual incentive compensation opportunity, paid at the next semi-annual date. Achievement scales were established in a non-linear manner as follows: 90% achievement paid out at 75%; 95% achievement paid out at 90%; and 100% achievement or more paid out at 100%. With respect to achievement in excess of 100%, such performance may be rewarded at the end of the fiscal year using the “accelerator” described below. Even if we met or exceeded the applicable performance target level, our compensation committee reserved the right to decrease the calculated payout in its discretion.

Accelerator. In addition to the semi-annual payouts under the Fiscal 2016 Incentive Compensation Plan, to the extent that we exceeded our quarterly and annual performance targets for fiscal 2016, our NEOs were eligible to receive additional annual incentive payouts, at the discretion of our compensation committee and based on each NEO’s individual performance during the fiscal year. This plan feature enabled our compensation committee to consider overachievement of quarterly performance targets in the context of the full fiscal year. The funding of the accelerator is formulaic to the achievement of the applicable revenue targets for each quarter. Any aggregate accelerator payout to a NEO was capped at 200% of the applicable annual target incentive compensation opportunity. The cap on total payouts was set to manage potential incentive compensation costs and maintain appropriate incentives for our NEOs. We did not exceed our performance targets for fiscal 2016. Accordingly, our compensation committee did not approve accelerator payouts under our Fiscal 2016 Incentive Compensation Plan as shown in the “Fiscal 2016 Summary Compensation Table.”

Discretionary Overperformance Incentive Pool. In addition to our baseline revenue-related incentive arrangement under the Fiscal 2016 Incentive Compensation Plan, our compensation committee reserved the discretion to pay additional payments under the Fiscal 2016 Incentive Compensation Plan. To inform its decision whether to exercise discretion under the Fiscal 2016 Incentive Compensation Plan, our compensation committee considered metrics in our annual operating plan other than revenue to balance the focus of our short-term compensation program. Discretionary payments under the Fiscal 2016 Incentive Compensation Plan would only be eligible to be paid if we exceeded each quarterly revenue target. Any discretionary payment would be made after the end of the fiscal year so that our compensation committee could consider our annual performance when exercising its discretion with respect to whether it would make any payments. Because we did not exceed each quarterly revenue target in fiscal 2016, our compensation committee did not approve annual discretionary payouts under our Fiscal 2016 Incentive Compensation Plan as shown in the “Fiscal 2016 Summary Compensation Table.”

During fiscal 2016, we achieved approximately 100.8% of our first quarter revenue target and 99.93% of our second quarter revenue target and based on these quarterly results, made a first half semi-annual payouts at approximately 100% of each NEO’s target semi-annual incentive compensation opportunity as set forth in the table below. We did not make any payout for the second half of fiscal 2016 or any accelerator or discretionary payment.

The total payouts to our NEOs under the Fiscal 2016 Incentive Compensation Plan were:

Named Executive Officer	Target Annual Incentive Compensation Opportunity ($)	Actual Incentive Compensation ($)	Percentage of Actual Payment vs. Target Opportunity
Mr. McLaughlin	632,500	302,288	48%
Mr. Tomlinson	236,250	116,169	49%
Mr. Zuk	193,750	93,684	48%
Mr. Bonvanie	168,750	81,193	48%
Mr. Anderson	415,000	204,858	49%

Equity Compensation

For fiscal 2016, our compensation committee determined to grant equity awards to our NEOs solely in the form of restricted stock awards for shares of our common stock. Our compensation committee made this decision in part based on the fact that restricted stock awards would provide value even if the market price of our common stock fluctuated in the future. In addition, our compensation committee took into consideration the potential dilutive effect of these awards, noting that restricted stock awards require delivering fewer shares to provide equivalent value as a stock option.

Restricted stock awards were new to us as a public company. Prior to fiscal 2016, equity grants to NEOs had been in the form of restricted stock units. While restricted stock units and restricted stock are generally economically equivalent, restricted stock awards are eligible for a greater tax deduction to us under Section 162(m) of the Code. As a result of this better tax qualification without the loss of economic benefit to the NEO or other adverse impact on us, we shifted from restricted stock units to restricted stock in fiscal 2016.

In November 2015 our compensation committee reviewed the unvested equity positions of our NEOs, and the value of all outstanding and unvested equity awards assuming they were exercised. Our compensation committee determined that each of the NEOs to varying degrees had strong unvested equity positions as of the end of calendar 2015, however, the unvested equity positions of our NEOs, with the exception of Mr. McLaughlin, were due to sharply decline in 2016 because of full vesting of pre-IPO equity awards. Our compensation committee gave additional weight to the projected decline in the outstanding and unvested equity holdings at the end of 2016 when determining the size of the equity awards for our NEOs for fiscal 2016. Our compensation committee also considered equity award grant data provided by Compensia for comparable executives at the companies in our fiscal 2016 compensation peer group.

Our compensation committee determined that these equity awards should have a time-based vesting schedule of three years, as opposed to our standard four-year vesting for new-hire awards. Our compensation committee determined that, for purposes of these awards, a three-year vesting schedule appropriately reflected the economic value that it sought to deliver to each NEO over that time period and achieved our retention objectives for each NEO due to the anticipated decline in unvested equity positions as of the end of calendar 2015. Additionally, our compensation committee determined that the vesting schedule for Messrs. Anderson’s and Zuk’s awards, and to a lesser extent Mr. Bonvanie’s award, would be heavily weighted towards the second and third years of the service period to promote greater retention in the latter two years. Specifically:

(1)	With respect to Mr. Anderson’s equity award, one-seventh of the shares subject to such award would vest on the one year anniversary of the grant date, and the remaining unvested shares would vest in equal quarterly amounts over the remaining two years, subject to his continued employment with us.

(2)	With respect to Mr. Zuk’s equity award, one-sixth of the shares subject to such award would vest on the one year anniversary of the grant date, one-twelfth of the shares subject to such award would vest quarterly in the second year, and one-eighth of the shares subject to such award would vest quarterly in the third year, subject to his continued employment with the Company.

(3)	With respect to Mr. Bonvanie’s equity award, one-fourth of the shares subject to such award would vest on the one year anniversary of the grant date, one-twelfth of the shares subject to such award would vest quarterly in the second year, and the remaining unvested shares would vest in equal quarterly amounts over the third year, subject to his continued employment with the Company.

In determining the size of the fiscal 2016 equity award grants to our NEOs, our compensation committee considered the following factors based on our fiscal 2015 performance:

(1)	that our revenue growth was in the 90th percentile of our compensation peer group;

(2)	that our one year total stockholder return for fiscal 2015 was 131%;

(3)	each NEO’s performance during the period when we achieved these results and the desire to retain such individuals and incentivize continued strong performance.

Additionally, with respect to Mr. McLaughlin, our compensation committee considered the equity award that he received in fiscal 2015, which (i) reflected the substantial stockholder value that Mr. McLaughlin helped create, (ii) was designed to set his unvested equity holdings to be commensurate with those of other chief executive officers in our compensation peer group that had recent initial public offerings, and (iii) was intended to retain Mr. McLaughlin given that his proven leadership makes him a potential candidate for any important technology CEO position that becomes available. Given the value of Mr. McLaughlin’s fiscal 2015 equity grant and his unvested equity position at the end of 2015, the compensation committee approved an equity grant for fiscal 2016 valued at approximately $5.8 million on the date of grant that approximated the 50th percentile of the equity awards granted to the chief executive officers of the companies in our fiscal 2016 compensation peer group.

Based on the above considerations, in November 2015, our compensation committee approved grants of restricted stock awards to our NEOs, as follows:

Named Executive Officer	RSAs Granted in November 2015
Mr. McLaughlin	33,924
Mr. Tomlinson	92,821
Mr. Zuk	185,643
Mr. Bonvanie	74,257
Mr. Anderson	216,584

The equity awards granted to our NEOs during the fiscal year ended July 31, 2016, are set forth in the “Fiscal 2016 Summary Compensation Table” and the “Fiscal 2016 Grants of Plan-Based Awards Table” below.

Welfare and Other Employee Benefits. We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. As of January 1, 2016, we match contributions made to the plan by our employees up to $1,000, including our NEOs. Messrs. Tomlinson, Anderson and Bonvanie participate in our Section 401(k) retirement plan. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code, or the Code, so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our NEOs on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. In fiscal 2016, we provided limited perquisites to Messrs. Anderson and McLaughlin. We provided each with spousal travel and expenses to an annual vacation award for top sales performers, which we grossed-up for taxes. In addition, in connection with Mr. Anderson’s relocation and travel from the Washington area to the San Francisco Bay Area we provide Mr. Anderson with a $30,000 automobile allowance.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make our NEOs more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Fiscal 2017 Executive Compensation Program Changes and Decisions

Our executive compensation program continues to evolve as the company matures, gaining market share and growing, at scale, faster than the competition and the rate of the market. In making decisions about the executive compensation program, our compensation committee considers a number of factors, including the growth of the company, recent performance against financial targets, a measured analysis of our compensation peer group practices, and advice from the committee’s external compensation consultant.

The compensation committee also considers the results of each annual stockholder advisory vote on the compensation of our Named Executive Officers and stockholder feedback on our executive compensation program. As part of our regular and transparent communications with our stockholders we engage with our stockholders on a variety of topics through quarterly earnings calls, financial conferences, non-deal road shows and other communication channels. These discussions are generally attended by a combination of our Chief Executive Officer, Chief Financial Officer, Lead Independent Director (who serves on our compensation committee), General Counsel and/ or Vice President of Investor Relations. In Fiscal 2016, our management team met with representatives at many of our top institutional and other stockholders representing an aggregate of approximately 35% of our outstanding shares. In addition to the feedback noted in the chart below under the heading “Investor Feedback,” these stockholders also expressed appreciation of our outreach efforts. The feedback received was presented to our nominating and corporate governance committee, compensation committee and board of directors. In the first quarter of fiscal 2017, the compensation committee reviewed and approved the key elements of our fiscal 2017 executive compensation program. The changes made for fiscal 2017 are designed to enhance the link between executive pay and company performance, increase market alignment and mitigate risk. With respect to performance-based equity awards, our compensation committee has been discussing the use of a performance-based component in our equity compensation program for several years with the intent to implement it when our compensation committee judged it to be appropriate. The feedback from stockholders, along with the evolution of our fiscal planning process as we matured as a public company, was one factor towards implementing this approach in fiscal 2017. We believe that we have updated our compensation practices and governance in a manner appropriate for a company of our size, in our industry and our stage of growth. Further, our fiscal 2017 executive compensation program was measured against a new set of peer companies that we annually select as we grow. We intend to continue reviewing our executive compensation and governance practices as our company matures. The key changes made by the compensation committee to our executive compensation program are as follows:

Compensation Component	Our Practice Prior to Fiscal 2017	Investor Feedback	Fiscal 2017 Changes
Type of Equity Awards	As a public company, all equity awards granted to our named executive officers were time-based RSUs or RSAs.	Equity awards should include a meaningful amount of performance-based awards in addition to time-based awards.	We introduced PSAs in fiscal 2017. The fiscal 2017 long-term incentive compensation for our executive officers consists of 50% performance stock awards, or PSAs, and 50% restricted stock awards, or RSA. The PSAs will be earned based upon achievement of billings performance. See below for additional information.

Compensation Component	Our Practice Prior to Fiscal 2017	Investor Feedback	Fiscal 2017 Changes
CEO Long-Term Incentive Compensation	Since joining our Company, our CEO, Mark McLaughlin, received: • Pre-IPO new hire grant of stock options in fiscal 2012; and • Time-based equity awards in fiscal 2014, 2015 and 2016	Our CEO’s fiscal 2015 RSU award was large in comparison to those granted to CEOs at our peer companies.	In fiscal 2017, our CEO was granted 32,402 PSAs, and 32,402 RSAs, together, representing an equity award targeted at or around the 75th percentile of our compensation peer group.

Vesting Schedule	Post-IPO time-vested equity awards granted to our executive officers vested over a period of approximately three years.	All equity awards should have a four-year vesting schedule.

In fiscal 2017, we adopted a four-year vesting schedule for the fiscal 2017 equity awards granted to our executive officers.

Additionally, the fiscal 2017 equity grants vesting schedules are heavily weighted towards the back end of the service period to promote retention through the entire service period.

Stock Ownership Guidelines	We had not adopted stock ownership guidelines, in part due to the significant existing equity holdings of our executive officers.	Executive officers and non-employee members of the Board of Directors should be subject to stock ownership guidelines.	In fiscal 2017, we adopted stock ownership guidelines for our CEO, direct reports to our CEO and the non-employee members of the Board of Directors. See the section titled “Other Compensation Policies—Stock Ownership and Compensation Recovery Policies.”

Based on the changes described above, in October 2016, our compensation committee approved the structure of our fiscal 2017 executive compensation, which is summarized in the chart below. In making these decisions, our compensation committee considered, among other factors, pay levels of our executive officers relative to the executives in comparable positions at the companies in our updated compensation peer group and the overall market, performance of each executive, the continued competition for experienced leadership in our industry and the feedback from our stockholders as discussed above.

Compensation Component	Decision	Weighting of Performance Measures
Base Salary

CEO: Base salary increased by 25%; CEO base salary was set at or around the 50th percentile of our fiscal 2017 compensation peer group.

Other NEOs: Base salary increased by 4-19%; other NEO base salary was set at or around the 60th-75th percentile of our fiscal 2017 compensation peer group.

N/A

Target Cash Incentive as a percentage as Base Salary	All NEOs: No change to the target annual incentive compensation opportunity as a percentage of base salary.	50% revenue and 50% earnings per share, subject to certain adjustments determined by our compensation committee

Long-Term Equity Incentives	All NEOs: Granted equity awards consisting of mix of 50% PSAs and 50% RSAs Fiscal 2017 equity awards were targeted at or around the 60th and 75th percentile of our fiscal 2017 compensation peer group	100% billings performance (for PSAs)

As mentioned above, the most significant change to our fiscal 2017 compensation program is our inaugural grants of performance-based stock awards, or PSAs. This reflects our commitment to incorporating performance measures into our long-term equity incentive program. The actual number of PSAs earned and eligible to vest will be determined after a one-year performance period, based on achievement of a pre-established billings target in fiscal 2017. Our compensation committee believes that setting a one-year performance measurement period for PSAs is appropriate at this time due to the steep trajectory of our growth and our historical financial outperformance. Any PSAs that satisfy the target will vest on the same vesting schedule as the fiscal 2017 RSAs awarded to such executive with vesting heavily weighted towards the latter portion of the service period to promote retention through the entire service period. Our compensation committee also believes that a time-based vesting schedule for any earned PSAs is important to provide additional retention incentives for our highly valuable executives. The vesting terms of our fiscal 2017 RSAs are set forth in Form 4 filings with the Securities and Exchange Commission dated on or around October 24, 2016.

Employment Agreements

While we have not historically entered into employment agreements with our NEOs, the initial terms and conditions of employment of each of the NEOs (other than Mr. Zuk) were set forth in a written employment offer letter. Each of these arrangements was approved by our Board of Directors or, in certain instances, our compensation committee. Each of these employment offer letters provided for “at will” employment and set forth the initial compensation arrangements for the NEO, including an initial base salary, an annual incentive compensation opportunity, and an equity award in the form of an option to purchase shares of our common stock. We believe that these employment offer letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In December 2011, we entered into new confirmatory employment agreements and/or amendments with Messrs. McLaughlin, Zuk and Bonvanie to achieve consistency in the employment terms among our NEOs. For a summary of the material terms and conditions of these employment arrangements, see the section titled “—Executive Employment Agreements.”

Post-Employment Compensation

The new confirmatory employment agreements with our NEOs provide each of them with protections in the event of their involuntary termination of employment following a change in control of us, and, in the case of Messrs. McLaughlin, Tomlinson and Anderson, their involuntary termination of employment not involving a change in control transaction. We believe that these protections assist us in retaining these individuals. We also believe that these protections serve our executive retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of us. The terms of these agreements were determined after our board of directors and compensation committee reviewed our retention goals for each NEO and an analysis of relevant market data.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see the sections titled “—Executive Employment Agreements” and “—Potential Payments Upon Termination or Change in Control.”

Other Compensation Policies

Stock Ownership and Compensation Recovery Policies

Our Board of Directors believes that our executive officers and the non-employee members of our Board of Directors should hold a meaningful financial stake in the company in order to further align their interests with those of our stockholders and therefore adopted stock ownership guidelines on August 26, 2016. Under the guidelines, our CEO and officers who report directly to the CEO are required to achieve ownership of our common stock within five years of the later of August 26, 2016 or such executive officer’s hire, appointment or election date as applicable, at the following levels:

•	Our CEO must own the lesser of (i) common stock with a value of five times his or her annual base salary or (ii) 22,000 shares; and

•	Each executive officer must own the lesser of (i) common stock with a value of his or her annual base salary or (ii) 3,825 shares.

The salary multiples above are consistent with current market practices, and the alternative share number thresholds are intended to provide our officers with certainty as to whether the guidelines are met, regardless of our then-current stock price.

We have not implemented policies regarding compensation recovery for our NEOs.

Hedging and Pledging Policies

Our insider trading policy prohibits our executive officers and members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging company securities as collateral or holding company securities in a margin account.

Risk Assessment and Compensation Practices

Our management assesses and discusses with our compensation committee our compensation policies and practices for our employees as they relate to our risk management, and based upon this assessment, we believe that, for the following reasons, any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future:

•

our incentive compensation plan reflects a pay for performance philosophy that rewards NEOs and other eligible employees for achievement of performance targets, and historically, we reserve the payment of discretionary bonuses for extraordinary performance and achievement;

•	our equity awards include multi-year vesting schedules requiring long-term employee commitment;

•	we regularly monitor short- and long-term compensation practices to determine whether management’s objectives are satisfied; and

•

for our fiscal 2016 incentive compensation plan, we instituted a per person cap of 300% of the target incentive compensation opportunity for each quarter to manage costs and to limit any potential risks related to short-term incentives.

Tax and Accounting Considerations

Deductibility of Executive Compensation. Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Our compensation committee may consider the deductibility of compensation when making decisions, but will authorize the payment of compensation that is not deductible when it believes it appropriate.

Taxation of “Parachute” Payments. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability that the NEO might owe as a result of the application of Sections 280G or 4999 during fiscal 2016, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.

Accounting for Share-Based Compensation. We follow ASC Topic 718 for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Report of the Compensation Committee

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, our compensation committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee of our board of directors:

Asheem Chandna (Chair)

Carl Eschenbach

James J. Goetz

Daniel J. Warmenhoven

Fiscal 2016 Summary Compensation Table

The following table presents summary information regarding the compensation paid to, or earned by, our Named Executive Officers for our fiscal year ended July 31, 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Mark D. McLaughlin (2) Chief Executive Officer	2016	575,000	5,799,986	—	302,288	1,734	(3)	6,679,009
	2015	487,500	65,424,000	—	692,750	2,466	(3)	66,606,716
	2014	420,000	5,646,000	—	420,000	—		6,486,000
Nir Zuk Chief Technology Officer	2016	387,500	31,739,384	—	93,684	—		32,220,568
	2015	337,500	8,275,481	—	222,125	—		8,835,106
	2014	287,500	5,646,000	—	137,500	—		6,071,000
Mark Anderson (4) President	2016	693,750	37,029,366	—	204,858	38,247	(5)	37,966,221
	2015	668,749	8,275,481	—	530,000	32,088	(5)	9,506,318
René Bonvanie Chief Marketing Officer	2016	337,500	12,695,719	—	81,193	—		13,114,413
	2015	353,749	6,206,556	—	192,625	—		6,752,930
	2014	270,000	5,646,000	—	125,188	—		6,041,188
Steffan C. Tomlinson Chief Financial Officer	2016	393,750	15,869,606	—	116,169	—		16,379,525
	2015	360,000	6,206,556	—	276,750	—		6,843,306
	2014	305,000	2,823,000	—	145,625	—		3,273,625

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the restricted stock awards/units and stock options to purchase shares of our common stock granted to our Named Executive Officers as computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock awards/units and stock options reported in these columns are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 8, 2016. Note that the amounts reported in these columns do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards or stock options.
(2)	Mr. McLaughlin served as President from July 2011 until August 2016 when Mr. Anderson was promoted to the position of President.
(3)	Represents travel expenses, including a gross-up for taxes.
(4)	Mr. Anderson served as Senior Vice President, Worldwide Field Operations from June 2012 to May 2016, as Executive Vice President, Worldwide Field Operations from May 2016 until August 2016, and as President since August 2016.
(5)	Represents (x) $30,000 car allowance and (y) travel expenses, including a gross-up for taxes.

Fiscal 2016 Grants of Plan-Based Awards

The following table presents information regarding the amount of equity awards granted to our Named Executive Officers during our fiscal year ended July 31, 2016.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Threshold) ($) (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($) (1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Mr. McLaughlin	—	379,500	632,500	1,897,500	—	—
	11/20/2015	—	—	—	33,924	5,799,986
Mr. Zuk	—	116,250	193,750	581,250	—	—
	11/20/2015	—	—	—	185,643	31,739,384
Mr. Anderson	—	249,000	415,000	1,245,000	—	—
	11/20/2015	—	—	—	216,584	37,029,366
Mr. Bonvanie	—	101,250	168,750	506,250	—	—
	11/20/2015	—	—	—	74,257	12,695,719
Mr. Tomlinson	—	141,750	236,250	708,750	—	—
	11/20/2015	—	—	—	92,281	15,869,606

(1)	Amounts in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns relate to target incentive compensation opportunities under the Fiscal 2016 Incentive Compensation Plan and assumes achievement at target levels for our corporate performance measures. Threshold amounts assumes achievement at 85% of target, the minimum level to achieve any payment under the Fiscal 2016 Incentive Compensation Plan. Total payments under the Fiscal 2016 Incentive Compensation Plan were capped for each quarter at three times the applicable quarterly target cash incentive opportunity. Notwithstanding performance, our compensation committee reserves the right to reduce or eliminate any incentive compensation in its discretion. In addition, there was a potential accelerator up to two times the annual target. The actual amounts paid to our Named Executive Officers are set forth in the “Fiscal 2016 Summary Compensation Table” above and the calculation of the actual amounts paid is discussed more fully in the section titled “Executive Compensation—Executive Compensation Program Components.”
(2)	The restricted stock unit awards were made under the Palo Alto Networks, Inc. 2012 Equity Incentive Plan, or the 2012 Plan.
(3)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value of the restricted stock unit awards granted in fiscal 2016, calculated in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the restricted stock unit awards reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on September 8, 2016. Note that the amounts reported in this column do not correspond to the actual economic value that may be received by our Named Executive Officers from their restricted stock unit awards.

Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding stock options and other equity awards held by our Named Executive Officers as of July 31, 2016.

Named Executive Officer	Grant Date		Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Stock Awards— Number of Shares or Units of Stock That Have Not Vested (#)	Stock Awards— Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Mr. McLaughlin	11/20/2015	(2)	—	—	—	—	33,924	4,440,312
	11/20/2014	(3)	—	—	—	—	350,000	45,811,500
	12/20/2013	(4)	—	—	—	—	16,667	2,181,544
	9/30/2011	(5)	839,935	—	10.77	9/29/2021	—	—
Mr. Zuk	11/20/2015	(6)			—	—	185,643	24,298,812
	11/20/2014	(4)			—	—	37,946	4,966,752
	12/20/2013	(7)			—	—	16,667	2,181,544
	1/21/2013	(8)	15,000	—	55.36	1/21/2023
Mr. Anderson	11/20/2015	(9)	—	—	—	—	216,584	28,348,680
	11/20/2014	(4)	—	—	—	—	42,690	5,587,694
	12/20/2013	(7)	—	—	—	—	8,333	1,090,706
	06/05/2012	(10)	143,750	—	20.19	6/04/2022	—	—
Mr. Bonvanie	11/20/2015	(11)	—	—	—	—	74,257	9,719,499
	11/20/2014	(4)	—	—	—	—	28,460	3,725,129
	12/20/2013	(7)	—	—	—	—	16,667	2,181,544
	1/21/2013	(8)	3,750	—	55.36	1/21/2023	—	—
	9/30/2011	(12)	667	—	10.77	9/30/2021	—	—
Mr. Tomlinson	11/20/2015	(2)	—	—	—	—	92,821	12,149,341
	11/20/2014	(3)	—	—	—	—	28,460	3,725,129
	12/20/2013	(7)	—	—	—	—	8,333	1,090,706

(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable Named Executive Officer by the closing market price of our common stock on the NYSE on July 29, 2016 (the last trading day of our fiscal year), which was $130.89 per share.
(2)	This restricted stock award vests as to 1/3 of the shares covered by the award on November 20, 2016, with an additional 1/12 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on November 20, 2018.
(3)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on March 1, 2016, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on March 1, 2018.
(4)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on November 20, 2015, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on November 20, 2017.
(5)	This stock option vests monthly over four years with full vesting occurring on August 26, 2015.
(6)	This restricted stock award vests as to 1/6 of the shares covered by the award on November 20, 2016, with an additional 1/12 of the shares vesting quarterly in the year thereafter; and 1/8 of the shares vesting quarterly in the year thereafter with full vesting occurring on November 20, 2018.
(7)	This restricted stock unit award vests as to 1/3 of the shares covered by the award on December 20, 2014, with an additional 1/8 of the remaining shares subject to the award vesting quarterly thereafter with full vesting occurring on December 20, 2016.

(8)	This stock option vested as to 1/3 of the shares of common stock subject to the option on January 21, 2014, with an additional 1/8 of the remaining shares subject to the option vesting quarterly thereafter with full vesting occurring on January 21, 2016.
(9)	This restricted stock award vests as to 1/7 of the shares covered by the award on November 20, 2016, with the remaining shares vesting quarterly in equal increments over the next two years thereafter with full vesting on November 20, 2018.
(10)	This stock option vested as to 1/4 of the shares of common stock subject to the option on June 4, 2013, with an additional 1/36 of the remaining shares subject to the option vesting monthly thereafter with full vesting occurring on June 4, 2017.
(11)	This restricted stock award vests as to 1/4 of the shares covered by the award on November 20, 2016, with an additional 1/12 of the shares vesting quarterly in the year thereafter, and the remaining shares vesting quarterly thereafter with full vesting occurring on November 20, 2018.
(12)	This stock option vested as to 1/4 of the shares of common stock subject to the option on September 30, 2012, with an additional 1/36 of the remaining shares of common stock subject to the option vesting monthly thereafter with full vesting occurring on September 30, 2015.

Fiscal 2016 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and the vesting of stock awards by our Named Executive Officers during our fiscal year ended July 31, 2016.

Named Executive Officer	Option Awards— Number of Shares Acquired on Exercise (#)	Option Awards— Value Realized on Exercise ($) (1)	Stock Awards— Number of Shares Acquired on Vesting (#)	Stock Awards— Value Realized on Vesting ($) (2)
Mr. McLaughlin	389,285	59,742,694	283,333	41,882,799
Mr. Zuk	—	—	81,489	13,156,326
Mr. Anderson	—	—	49,870	7,872,894
Mr. Bonvanie	3,500	474,166	63,876	10,290,247
Mr. Tomlinson	132,000	19,299,777	45,959	7,365,354

(1)	Based on the market price of the Company’s common stock on the date of exercise less the option exercise price paid for those shares, multiplied by the number of shares for which the option was exercised.
(2)	Based on the market price of the Company’s common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our Named Executive Officers during our fiscal year ended July 31, 2016.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during our fiscal year ended July 31, 2016.

Executive Employment Agreements

We have entered into employment offer letters with each of our Named Executive Officers (other than Mr. Zuk) in connection with his commencement of employment with us.

Additionally, in December 2011, we entered into confirmatory new employment agreements with our then-serving executive officers and amended the employment offer letter of Mr. McLaughlin to achieve consistency in the employment terms and conditions of our executive officers.

Each of our Named Executive Officers is eligible to receive certain severance payments and benefits in connection with his termination of employment under various circumstances, including following a change in control, pursuant to written severance and change in control arrangements.

For a summary of the material terms and conditions of these arrangements, as well as an estimate of the potential payments and benefits payable to our Named Executive Officers under these arrangements, see the description below and the section titled “—Potential Payments Upon Termination or Change in Control” below. The estimated potential severance payments and benefits payable to each Named Executive Officer in the event of termination of employment as of July 31, 2016, pursuant to the arrangements under the confirmatory employment agreements, are described below.

The actual amounts that would be paid or distributed to our Named Executive Officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the Named Executive Officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to our Named Executive Officers in connection with a termination of employment under particular circumstances, we or an acquirer may mutually agree with the Named Executive Officers on severance terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each Named Executive Officer would also be able to exercise any previously-vested stock options that he held. For more information about the Named Executive Officers outstanding equity awards as of July 31, 2016, see the section titled “—Fiscal 2016 Outstanding Equity Awards at Fiscal Year-End.”

Along with the severance payments and benefits described in a Named Executive Officer’s individual severance and change in control arrangement, they are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Termination of Employment Unrelated to a Change in Control

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause”), at any time before a “change in control” or more than 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson and Anderson would be eligible to receive:

•	continued payment of base salary as in effect as of the date of termination for a period of six months (or for Mr. McLaughlin, for a period of 12 months);

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of six months (or for Mr. McLaughlin, for a period of 12 months); and

•

for Mr. McLaughlin only, accelerated vesting of the number of shares of our common stock underlying the stock option granted to him on September 30, 2011 that are then unvested equal to the number of shares that would have vested if he had remained employed for six months after the date of termination.

Termination of Employment—Other Named Executive Officers. None of the remaining Named Executive Officers are eligible to receive any specific payments or benefits in the event of an involuntary termination of employment unrelated to a change in control.

Termination of Employment in Connection with a Change in Control

Messrs. Zuk and Bonvanie. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 12 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. Zuk and Bonvanie would each be eligible to receive:

•	a lump sum cash payment equal to 12 months of his base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	accelerated vesting of the greater of (i) 12 months vesting of his then outstanding time-based equity awards, or (ii) 50% of his then outstanding, time-based equity awards.

Messrs. McLaughlin, Tomlinson and Anderson. In the event of an involuntary termination of employment (a termination of employment by us without “cause” or a termination of employment for “good reason”) within 24 months following a “change in control,” provided that the executive officer executes an appropriate release and waiver of claims, Messrs. McLaughlin, Tomlinson and Anderson would each be eligible to receive:

•	a lump sum payment of his annual base salary as in effect as of the date of termination;

•	a lump sum cash payment equal to 100% of his target incentive payment for that fiscal year;

•	a lump sum cash payment equal to the amount payable for premiums for continued COBRA benefits for a period of 12 months; and

•	24 months of accelerated vesting of his then-outstanding, time-based equity awards.

Applicable Definitions. Generally, for purposes of the foregoing provisions, a “change in control” means:

•	the sale or other disposition of all or substantially all of our assets;

•

any sale or exchange of our capital stock by stockholders in a transaction or series of related transactions where more than 50% of the outstanding voting power of the company is acquired by a person or entity or group of related persons or entities;

•

any reorganization, consolidation, or merger of the company where our outstanding voting securities immediately before the transaction represent or are converted into less than 50% of the outstanding voting power of the surviving entity (or its parent organization) immediately after the transaction; or

•	the consummation of the acquisition of 51% or more of our outstanding stock pursuant to a tender offer validly made under any state or federal law (other than a tender offer by us).

Generally, for purposes of the foregoing provisions, “cause” is limited to:

•	conviction of any felony or any crime involving moral turpitude or dishonesty;

•	participation in intentional fraud or an act of willful dishonesty against us;

•	willful breach of our policies that materially harms us;

•	intentional damage of a substantial amount of our property;

•	willful and material breach of the Named Executive Officer’s employment offer letter, employment agreement or his employee invention assignment and confidentiality agreement; or

•

a willful failure or refusal in a material respect to follow the lawful, reasonable policies or directions of us as specified by our board of directors or Chief Executive Officer after being provided with notice of such failure, which failure is not remedied within 30 days after receipt of written notice from us.

Generally, for purposes of the foregoing provisions, “good reason” means a resignation within 12 months following the occurrence, without the Named Executive Officer’s written consent, of one or more of the following:

•

there is a material reduction in the Named Executive Officer’s authority, status, obligations, or responsibilities, provided that, for Messrs. Zuk, Bonvanie and Anderson, following a “change in control,” a change in title alone will not constitute a material reduction;

•

there is a reduction in the Named Executive Officer’s total annual compensation of more than 10% unless such reduction is no greater (in percentage terms) than compensation reductions imposed on substantially all of our employees pursuant to a directive of our board of directors;

•	any failure by us to pay the Named Executive Officer’s base salary;

•	the relocation of the principal place of our business to a location that is more than a specified number of miles further away from the Named Executive Officer’s home than our current location.

A resignation for “good reason” will not be deemed to have occurred unless the Named Executive Officer gives us written notice of one of the above conditions within 90 days of its occurrence, and we fail to remedy the condition within 30 days of receipt of such notice.

Potential Payments Upon Termination or Change in Control

The tables below provide an estimate of the value of the compensation and benefits due to each of our Named Executive Officers for our fiscal year ended July 31, 2016, in the events described below, assuming that the termination of employment and change in control was effective on July 31, 2016, under the applicable employment agreements described above. The actual amounts to be paid can only be determined at the time of the termination of employment.

Termination of Employment Unrelated to a Change in Control

		Value of Accelerated Equity Awards ($) (1)		Value of Continued Health Care Coverage Premiums ($)
Named Executive Officer	Salary Continuation ($)	Restricted Stock and Restricted Stock Units	Options		Total ($)
Mr. McLaughlin	600,000	—	—	23,942	623,942
Mr. Tomlinson	200,000	—	—	11,971	211,971
Mr. Anderson	350,000	—	—	11,971	361,971

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards, and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2016, that would become vested by (ii) the difference between $130.89 (the closing market price of our common stock on the NYSE on July 29, 2016, the last trading day in the fiscal year ended July 31, 2016) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or outstanding restricted stock unit awards at July 31, 2016, that would become vested by (ii) $130.89 (the closing market price of our common stock on the NYSE on July 29, 2016, the last trading day in the fiscal year ended July 31, 2016).

Termination of Employment in Connection with a Change in Control

	Salary Continuation ($)	Target Annual Cash Bonus ($)	Value of Accelerated Equity Awards ($) (1)		Value of Continued Health Care Coverage Premiums ($)	Total ($)
Named Executive Officer			Restricted Stock and Restricted Stock Units	Options
Mr. McLaughlin	600,000	660,000	51,693,304	—	23,942	52,977,246
Mr. Zuk	400,000	200,000	15,723,554	—	24,266	16,347,820
Mr. Bonvanie	350,000	175,000	8,714,656	—	24,266	9,263,922
Mr. Tomlinson	400,000	240,000	14,940,308	—	23,942	15,604,250
Mr. Anderson	700,000	420,000	28,952,475	—	23,942	30,096,417

(1)	The amounts reported in the table reflect the aggregate market value of the unvested shares of our common stock underlying outstanding restricted stock awards, restricted stock unit awards and stock options. For the unvested stock options, the aggregate market value is computed by multiplying (i) the number of shares of our common stock underlying unvested and outstanding stock options at July 31, 2016, that would become vested by (ii) the difference between $130.89 (the closing market price of our common stock on the NYSE on July 29, 2016, the last trading day in the fiscal year ended July 31, 2016) and the exercise price of such option. For the restricted stock awards and the restricted stock unit awards, the aggregate market value is computed by multiplying (i) the number of unvested shares of our common stock subject to outstanding restricted stock awards or restricted stock unit awards at July 31, 2016, that would become vested by (ii) $130.89 (the closing market price of our common stock on the NYSE on July 29, 2016, the last trading day in the fiscal year ended July 31, 2016).

Equity Compensation Plan Information

The following table provides information as of July 31, 2016, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	8,599,146	13.42	10,590,801
Equity compensation plans not approved by stockholders	—	—	—

Total	8,599,146		10,590,801

(1)

Includes the following plans: 2012 Equity Incentive Plan (“2012 Plan”), 2005 Equity Incentive Plan and 2012 Employee Stock Purchase Plan (“2012 ESPP”). Our 2012 Plan provides that on the first day of each fiscal year commencing in fiscal year 2014, the number of shares authorized for issuance under the 2012 Plan is automatically increased by a number equal to the lesser of (i) 8,000,000 shares of common stock, (ii) four and one half percent (4.5%) of the aggregate number of shares of common stock outstanding on the last day of the preceding fiscal year, or (iii) such number of shares that may be determined by our board of directors. Our 2012 ESPP provides that on the first day of each fiscal year commencing in fiscal year 2014 the number of shares authorized for issuance under the 2012 ESPP is automatically increased by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) one percent (1.0%) of the aggregate number of shares of common stock outstanding on such date, or (iii) an amount determined by our board of directors or a duly authorized committee of our board of directors.
(2)	The weighted average exercise price does not take into account outstanding restricted stock or RSUs, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 30, 2016 for:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 91,098,736 shares of our common stock outstanding at September 30, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable (or issuable upon vesting of restricted stock units) within 60 days of September 30, 2016. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares Outstanding
5% Stockholders:
The Vanguard Group (1)	6,066,172	6.7%
Jennison Associates, LLC (2)	4,768,553	5.2%
Sands Capital Management, LLC (3)	4,654,106	5.1%
Columbia Threadneedle Investments (U.S.) (4)	4,573,381	5.0%
Named Executive Officers and Directors:
Mark D. McLaughlin (5)	1,009,409	1.1%
Nir Zuk (6)	2,230,565	2.4%
Mark Anderson (7)	400,356	*
Steffan C. Tomlinson (8)	138,779	*
René Bonvanie (9)	111,874	*
Frank Calderoni	—	*
Asheem Chandna (10)	105,435	*
John M. Donovan (11)	19,935	*
Carl Eschenbach (12)	3,388	*
James J. Goetz (13)	339,902	*
Stanley J. Meresman (14)	8,946	*
Daniel J. Warmenhoven (15)	34,006	*
All current directors and executive officers as a group (12 Persons) (16)	4,402,595	4.8%

*	Represents beneficial ownership of less than one percent (1%).
(1)

As of June 30, 2016, the reporting date of The Vanguard Group’s most recent filing with the SEC pursuant to Form 13F of the Exchange Act filed on August 10, 2016, The Vanguard Group has sole voting power with respect to 81,250 shares and shared voting power with respect to 18,388 shares. The address for The Vanguard Group is P.O. Box 2600 V26, Valley Forge, PA 19482.
(2)	As of June 30, 2016, the reporting date of Jennison Associates’ most recent filing with the SEC pursuant to Form 13F of the Exchange Act filed on August 3, 2016, Jennison Associates has sole voting power with respect to 2,885,296 shares. The address for Jennison Associates is 466 Lexington Ave., New York, NY 10017.
(3)	As of June 30, 2016, the reporting date of Sands Capital Management’s most recent filing with the SEC pursuant to Form 13F of the Exchange Act filed on August 12, 2016, Sands Capital Management has sole voting power with respect to 3,559,257 shares. The address for Sands Capital Management is 1101 Wilson Blvd., Suite 2300, Arlington, VA 22209.
(4)	As of June 30, 2016, the reporting date of Columbia Threadneedle Investments’ most recent filing with the SEC pursuant to Form 13F of the Exchange Act filed on August 8, 2016, Columbia Threadneedle Investments has shared voting power with respect to 4,215,637 shares. The address for Columbia Threadneedle Investments is 225 Franklin Street, Boston, MA 02110-2804.
(5)	Consists of (i) 228,165 shares held of record by Mr. McLaughlin, (ii) 769,935 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016, and (iii) 11,309 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2016.
(6)	Consists of (i) 2,015,187 shares held of record by Mr. Zuk (ii) 15,000 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016, (iii) 37,266 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2016, and (iv) 163,112 shares held by the Zuk 2016 Grantor Retained Annuity Trust (GRAT) dated June 17, 2016, for which Mr. Zuk serves as a trustee.
(7)	Consists of (i) 218,550 shares held of record by Mr. Anderson; (ii) 143,750 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016; and (iii) 38,056 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2016.
(8)	Consists of (i) 103,094 shares held of record by Mr. Tomlinson; and (ii) 35,685 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2016.
(9)	Consists of (i) 88,566 shares held of record by Mr. Bonvanie; and (ii) 23,308 shares issuable upon the vesting of restricted stock units within 60 days of September 30, 2016.
(10)	Consists of (i) 1,403 shares held of record by Mr. Chandna; and (ii) 104,032 shares held of record by the Chandna Family Revocable Trust DTD 4/13/98.
(11)	Consists of (i) 17,787 shares held of record by Mr. Donovan and (ii) 2,148 shares held of record by SRJ Norway Partners LP, for which Mr. Donovan serves as the general partner.
(12)	Consists of 3,388 shares held of record by Mr. Eschenbach.
(13)	Consists of (i) 325,288 shares held of record by Mr. Goetz; and (ii) 14,614 shares held of record by the Goetz Children’s Trust U/A 4/24/1998.
(14)	Consists of (i) 8,946 shares held of record by Mr. Meresman.
(15)	Consists of (i) 13,650 shares held of record by Mr. Warmenhoven; and (ii) 20,356 shares held of record by Mr. Warmenhoven as Trustee of the Dan Warmenhoven Tr Ua 12/16/1987 The Warmenhoven 1987 Revocable Trust.
(16)	Consists of (i) 3,314,636 shares beneficially owned by the current directors and executive officers; (ii) 942,335 shares issuable pursuant to stock options exercisable within 60 days of September 30, 2016; and (iii) 145,624 shares of common stock issuable upon the vesting of restricted stock units within 60 days of September 30, 2016.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Employment Arrangements and Indemnification Agreements

We have entered into employment arrangements with certain current and former executive officers. See the section titled “Executive Compensation—Executive Employment Agreements.”

We have also entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Transactions with AT&T Inc. and VMware, Inc.

Mr. Donovan, one of our independent directors, is an executive officer at AT&T. Since the beginning of our last fiscal year through October 15, 2016, both directly and through our channel partners, we have sold an aggregate of approximately $49.5 million of products and services to AT&T and have purchased an aggregate of approximately $228,272 of AT&T products and services, all in arm’s length transactions. Mr. Eschenbach, one of our independent directors, until February 2016, was executive officer at VMware. Since the beginning of our last fiscal year through October 15, 2016, both directly and through our channel partners, we have sold an aggregate of approximately $5.4 million of products and services to VMware and have purchased an aggregate of approximately $1.2 million of VMware products and services, all in arm’s length transactions.

Additionally, neither Mr. Donovan or Mr. Eschenbach take part in the discussion of transactions with AT&T or VMware, respectively, when such transactions are reviewed by the Board of Directors. Additionally, AT&T expects its 2016 capital expenditures to be in the $22 billion range. AT&T’s purchases of our products and services, which totaled $49.5 million, are not material to either us or AT&T. All transactions with AT&T and VMware are subject to our rigorous related party transactions review process and policy, as further described below.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our capital stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our audit committee has determined that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the greater of $500,000 or 2% of the company’s total annual revenues, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended July 31, 2016, all Section 16(a) filing requirements were satisfied on a timely basis with the exception of (i) a late Form 4 for Mark McLaughlin filed on March 3, 2016; (ii) a late Form 4 for Asheem Chandna filed on October 14, 2015, (iii) a late form 4 for John Donovan filed on October 14, 2015, and (iv) a late Form 4 for Daniel Warmenhoven filed on October  14, 2015.

Fiscal Year 2016 Annual Report and SEC Filings

Our financial statements for our fiscal year ended July 31, 2016, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.paloaltonetworks.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Palo Alto Networks, Inc., 4401 Great America Parkway, Santa Clara, California 95054.

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The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

October 24, 2016

paloalto
NETWORKS
PALO ALTO NETWORKS, INC.
4401 GREAT AMERICA PARKWAY
SANTA CLARA, CA 95054
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Standard Time on December 7, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Standard Time on December 7, 2016. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E14154-P82849 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
PALO ALTO NETWORKS, INC.
The Board of Directors recommends you vote FOR the following proposals:
1. Election of Class II Directors
Nominees:                For                  Withhold
1a. Mark D. McLaughlin                 ☐    ☐
1b. Asheem Chandna                 ☐    ☐
1c. James J. Goetz                ☐    ☐
For Against Abstain
2. To ratify the appointment of Ernst & Young LLP as Palo Alto Networks, Inc.‘s independent registered public accounting firm for its fiscal year ending July 31, 2017.    ☐ ☐☐
3. To approve, on an advisory basis, the compensation of Palo Alto Networks, Inc.‘s named executive officers.    ☐ ☐☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E14155-P82849
PROXY
PALO ALTO NETWORKS, INC. Proxy For Annual Meeting of Stockholders December 8, 2016 at 10:00 AM
The undersigned stockholder of Palo Alto Networks, Inc., a Delaware corporation (“Palo Alto Networks”), hereby appoints Mark D. McLaughlin and Steffan C. Tomlinson, or either of them, proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Palo Alto Networks to be held on Thursday, December 8, 2016 at 10:00 AM Pacific Standard Time at Palo Alto Networks’ headquarters located at 4401 Great America Parkway, Santa Clara, CA 95054 and at any adjournment or postponement thereof (the “Annual Meeting”), and to vote all shares of common stock of Palo Alto Networks held of record by the undersigned at the close of business on October 14, 2016 as hereinafter specified upon the proposals on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PALO ALTO NETWORKS. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.
Continued and to be signed on reverse side
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